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                                                                     EXHIBIT 5.1

                FORM OF WEIL, GOTSHAL & MANGES LLP LEGAL OPINION


                     [Weil, Gotshal & Manges LLP Letterhead]

________, 1999

Peptide Therapeutics Group plc
321 Cambridge Science Park
Milton Road
Cambridge, CB4 4WG
ENGLAND

Dear Sirs:

You have requested our opinion with respect to certain matters of English law in connection with the Registration Statement on Form F-4 ("the Registration Statement") to be filed by Peptide Therapeutics Group plc ("Peptide") with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of up to ___________ Ordinary Shares of 10p each in Peptide ("the Shares"). The Shares are to be issued for outstanding shares of OraVax, Inc. ("OraVax") common stock as described in the Registration Statement and pursuant to the Agreement and Plan of Acquisition by and among OraVax, Peptide and Peach Acquisition Corp. ("the Agreement") filed as an exhibit thereto. As your UK legal Counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken in connection with the issue of the Shares.

It is our opinion that, upon completion of the proceedings being taken or to be taken prior to issue of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the United States and the various states in the United States and in the United Kingdom, where required, the Shares when issued in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this Opinion as an exhibit to the Registration Statement. We also consent to all references to us in the Registration Statement, including the Prospectus/ Proxy Statement constituting a part thereof and any amendments thereto which have been approved by us.

Yours truly,